THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (g)(6)

FOURTH AMENDMENT TO MASTER CUSTODIAN AGREEMENT

This Fourth Amendment, made as of December 20, 2024 (the “Amendment”), to that certain Master Custodian Agreement, dated as of April 12, 2018 and effective January 1, 2018, as amended (the “Agreement”), by and between each management investment company identified on Appendix A attached hereto and each management investment company which becomes a party to the Agreement in accordance with the terms thereof (in each case, a “Fund”), including, if applicable, each series of a Fund identified on Appendix A and each series which becomes a party to the Agreement in accordance with the terms thereof, and State Street Bank and Trust Company, a Massachusetts trust company (the, “Custodian”, collectively with the Funds, the “Parties”, and each a “Party”).

WHEREAS, the Thornburg ETF Trust (the “ETF Trust”) has been organized as a Massachusetts business trust and registered as a management investment company under the Investment Company Act of 1940, as amended, and has established those series of shares identified below its name on Appendix A attached hereto (each, an “ETF Portfolio” and collectively, the “ETF Portfolios”);

WHEREAS, the ETF Trust on behalf of the ETF Portfolios desires for the Custodian to act as its custodian under the terms of the Agreement;

WHEREAS, the Custodian is willing to act as the custodian of ETF Trust on behalf of the ETF Portfolios under the terms contained in the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as more fully set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Addition of the ETF Trust.

(a)	In accordance with Sections 20.6.1 and 20.6.2, the ETF Trust hereby requests that the Custodian act as “Custodian” for it as a “Fund” and for the ETF Portfolios under the terms of the Agreement, and the Custodian hereby agrees to such appointment. The term “ETF Shares” used herein shall mean Underlying Shares of an ETF Portfolio. Although the Custodian and the Funds have entered into the Agreement in the form of a master agreement for administrative convenience, this Amendment shall create a separate Agreement for each Party, as though the Custodian had executed a separate Agreement with each Fund and all references to the “Fund” shall be to each Fund in its individual capacity. No rights, responsibilities or liabilities of a Fund shall be attributed to any other Fund. No Fund shall have any obligation with respect to any obligations owed pursuant to the Agreement by any other Fund. With respect to any obligations of a Fund and its related accounts arising under this Agreement, the Custodian shall look for payment or satisfaction of any such obligation solely to the assets and property of such Fund and such accounts to which such obligation relates as though the Fund had separately contracted with the Custodian by separate written instrument with respect to it and its accounts.

Exhibit (g)(6)

(b)	The ETF Trust hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 20.7.1 of the Agreement.

(c)	The Custodian hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 20.7.2 of the Agreement.

(d)	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A.

(e)	Each ETF Portfolio is an exchange-traded fund that will issue and redeem shares only in aggregations of a specified number of shares except as may otherwise be contemplated by Rule 6c-11, each called a “Creation Unit,” generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in each ETF Portfolio’s then current prospectus and statement of additional information (collectively, the “Prospectus”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Prospectus.

2.	With respect to the ETF Trust only, the Agreement is amended by adding the following as a new Section 3.3A and new Section 3.3B:

“3.3A Determination of Fund Deposit, etc. Subject to and in accordance with the directions of the Investment Adviser for the ETF Portfolios, the Custodian shall determine for each ETF Portfolio after the end of each trading day on the New York Stock Exchange or such other exchange designated in writing by the ETF Trust (the “NYSE”), in accordance with the respective ETF Portfolio’s policies as adopted from time to time by the Board and in accordance with the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as defined and/or described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Unit aggregations of such ETF Portfolio on such date. The Custodian shall provide or cause to be provided this information to the ETF Portfolios’ distributor, transfer agent and other persons according to the policy established by the Board and shall disseminate such information on each day that the NYSE is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the NYSE.

3.3B. Allocation of Deposit Security Shortfalls. Each ETF Portfolio acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the ETF Portfolios (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.”

Exhibit (g)(6)

3.	With respect to the ETF Trust only, the Agreement is amended by adding the following as a new Section 8.3 :

“Section 8.3. Payments for Sales or Repurchases or Redemptions of ETF Shares

The Custodian shall receive from the distributor of the ETF Shares or from the Transfer Agent, as the case may be, and deposit into the account of the appropriate ETF Portfolio such payments as are received for ETF Shares, in Creation Unit aggregations, thereof issued or sold from time to time by the ETF Portfolio. The Custodian will provide timely notification to the ETF Portfolio and the Transfer Agent of any receipt of such payments by the Custodian.

Upon receipt of instructions from the Transfer Agent, the Custodian shall set aside funds and securities of each ETF Portfolio to the extent available for payment to, or in accordance with the instructions of, Authorized Participants (as defined in the Prospectus) who have delivered to the Transfer Agent proper instructions for the redemption or repurchase of their ETF Shares, in Creation Unit aggregations, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (as defined in the Prospectus) (or such securities in lieu thereof as may be designated by the Investment Adviser for the applicable ETF Portfolio in accordance with the Prospectus) for such ETF Portfolio and the Cash Amount (as defined in the Prospectus), if applicable, less any applicable redemption transaction fee that is charged to the Authorized Participant to offset transfer and other transaction costs that may be incurred by the ETF Portfoio, as described in the Prospectus (the “Redemption Transaction Fee”). The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the Depository Trust Company (“DTC”) system or through wire transfer in the case of redemptions effected outside of the DTC system.”

4.	One Agreement. The Custodian and the Funds hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement. Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

5.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

Exhibit (g)(6)

6.	Defined Terms. Terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Agreement.

7.	Trustees, Shareholders, etc. Not Personally Liable; Notice. The Custodian acknowledges that each Fund’s Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and that the Agreement is executed or made by or on behalf of each Fund by an officer as an officer and not individually. The Custodian further acknowledges that the obligations of each series of each Fund under the Agreement are not binding upon any Trustee, officer or shareholder of a Portfolio individually but are binding only upon the assets and property of the applicable series and that the rights and any liabilities and obligations of any one series are separate and distinct from those of any other series.

8.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

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Exhibit (g)(6)

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

Name:	Curtis Holloway
Title:	CFO & Treasurer

THORNBURG ETF TRUST

By:	/s/ Curtis Holloway

Name:	Curtis Holloway
Title:	CFO & Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp

Name:	Andrea E. Sharp
Title:	Managing Director

Exhibit (g)(6)

APPENDIX A

TO

Master Custodian Agreement

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Thornburg Investment Trust

Thornburg Better World International Fund

Thornburg California Limited Term Municipal Fund

Thornburg Capital Management Fund

Thornburg Core Plus Bond Fund

Thornburg Developing World Fund

Thornburg Emerging Markets Managed Account Fund

Thornburg Global Opportunities Fund

Thornburg Intermediate Municipal Fund

Thornburg International Equity (International Value)

Thornburg International Growth Fund

Thornburg Investment Income Builder Fund

Thornburg Limited Income Fund

Thornburg Limited Term Municipal Fund

Thornburg Limited Term U.S. Government Fund

Thornburg Ultra Short Income Fund (Low Duration Income)

Thornburg Short Duration Municipal Fund (Low Duration Municipal)

Thornburg Municipal Managed Account Fund

Thornburg New Mexico Intermediate Municipal Fund

Thornburg New York Intermediate Municipal Fund

Thornburg Small/Mid Cap Core Fund (Value)

Thornburg Small/Mid Cap Growth Fund (Core Growth)

Thornburg Strategic Income Fund

Thornburg Strategic Municipal Income Fund

Thornburg Summit Fund

Thornburg ETF Trust: Effective January 22, 2025

Thornburg Core Plus Bond ETF

Thornburg Multi Sector Bond ETF

Thornburg International Equity ETF

Thornburg International Growth ETF